Exhibit 99.1
Shareholder Letter

A message from our Chief Executive Officer

BACKGROUND

Credit Acceptance has been in business for over 50 years. We work with independent and franchise automobile dealers nationwide to enable them to sell vehicles to consumers who wish to finance their purchase. Our core product has remained essentially unchanged from Don Foss' initial inspiration, which led him to found the Company in 1972: we provide auto financing to consumers regardless of their credit history through a nationwide network of automobile dealers. Dealers can finance any consumer, regardless of the consumer’s credit history, through Credit Acceptance. This gives the dealer the ability to sell a vehicle to a consumer who, without us, they might otherwise have had to turn away.

The auto finance market is large and fragmented, with nearly $1.4 trillion in outstanding loan balances as of December 31, 2022. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, independent auto finance companies, and buy here, pay here dealers. Our value proposition in the market is unique for two reasons. First, consumers are not denied the opportunity to purchase a vehicle based on their credit history. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan.1 Dealers receive 80% of collections throughout the life of a loan. This compensation plan is a critical element of our success as it creates an alignment of interests between Credit Acceptance, the dealer, and the consumer. Through Credit Acceptance, the dealer directly benefits if the consumer’s loan is repaid and the consumer builds or rebuilds their credit. In turn, consumers are able to purchase vehicles needed to get to work, attend school, buy fresh groceries, and access health care; and have an opportunity to build or rebuild their credit. It incentivizes the dealer to sell a quality vehicle at a price the customer can afford that will last at least the term of the loan and to help the customer after the sale if there are issues with the vehicle.

Don Foss learned early in his career as an auto dealer that many individuals could not acquire vehicles they need due to their lack of credit. Don witnessed traditional lending sources unfairly misjudge credit-impaired and credit-invisible applicants, assuming the applicants’ less-than-perfect credit made them undeserving of a second chance. Don started Credit Acceptance to help those individuals move their lives in a positive direction by providing them the opportunity to finance a vehicle and establish or reestablish positive credit history. Don served as our CEO until 2002 and continued to serve on our Board as Chairman until his retirement in 2017. Don sadly passed away last year on August 14, 2022, leaving a remarkable legacy. It remains our mission to serve those individuals he first saw in need.

1 Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation. The transaction between the dealer and the consumer is not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language commonly used in the industry and used in our disclosures, I will refer in this letter to retail installment contracts as “loans” and to indirect auto finance companies as “lenders”.

Customers we have helped are people like Chandra C. from Queens, a long-time New Yorker and survivor of the September 11, 2001 terrorist attack. Chandra suffered from severe health issues which prevented her from driving and taking public transportation. As a result, Chandra relied heavily on her son for transportation. Misfortune struck and Chandra’s son was involved in a car accident that totaled his car. Chandra’s son thankfully escaped the accident without serious physical injury, but they were left without a car and seemingly no options for finding a replacement. Chandra’s son had no credit history and needed a co-signer.

Chandra was able to offer little help as she had been the victim of identity theft, which took a heavy toll on her credit history. Chandra and her son tried tirelessly to purchase a vehicle, but were time and again denied financing. Their luck changed when they came across a dealer who —within an hour—helped them finance a car through Credit Acceptance despite their credit histories. Chandra repaid Credit Acceptance’s faith in her by making all her payments. We felt honored when Chandra, who helped resuscitate a coworker who suffered a heart attack on September 11th, referred to us as a “life saver.”

While Chandra’s story is uniquely inspiring, she is not alone. Our potential market is huge. According to an industry white paper citing Experian® data:

•Approximately 22% (57 million) of adults in the United States have a credit profile that is considered subprime.
•An additional 14% (35 million) of adults have credit profiles considered near prime.
•11% (28 million) of adults have no credit score and are considered credit invisible.
•An additional 8% (21 million) of adults have thin credit files or a limited credit history and are unscorable.
•Only 44% (114 million) of adults have prime credit.

Consistent with Don’s vision, we believe these individuals without prime credit deserve a chance for a better future.

Credit Acceptance also provides its dealers with a unique opportunity to improve their financial future. A business relationship with us creates incremental profit for the dealer, and the potential for incremental repeat and referral business. We have already provided thousands of dealers with this life-change opportunity and are working hard to grow those relationships into the future.

Our dealers are like Randy M., owner of Rob Co. Automotive in Springfield, Tennessee. As Randy puts it, Rob Co.’s relationship with Credit Acceptance has been a win-win. Our financing options have allowed him to help consumers in his community who needed vehicles and, in turn, allowed Rob Co. to grow remarkably in only 7 years. Randy opened Rob Co. as a dedicated vehicle service facility. His customers asked for the option to purchase a new vehicle in addition to the opportunity to have their vehicles serviced. Randy listened and began to sell vehicles, but his ability to help his customers was constrained. As a family-owned, independent dealership, Rob Co. had limited financing options for its customers, particularly those without stellar credit histories. After reading about Credit Acceptance, Randy signed up for our financing programs.

Randy found our financing programs to be fast and easy, and a lifeline during the COVID-19 pandemic. As sales waned during the pandemic, the monthly income from our Portfolio Program helped Randy cover Rob Co. Automotive’s overhead. Over time, Credit Acceptance helped Randy’s average monthly sales skyrocket from 5-10 vehicles sold per month to 30-35, with a personal best of 44 vehicles sold in one month. With access to our expanded financing programs, Rob Co. now has even more financing options for prime and near-prime consumers.

HISTORY

Our business model has been quite successful throughout our history. Before our initial public offering, we had limited competition and wrote highly profitable business. After we became publicly traded in 1992, competition intensified, and we struggled for several years in the mid- to late-1990s. We worked through those challenges and began focusing on a metric called "Economic Profit." This led to an increased focus on our core business, and we exited several business lines and geographic locations. This focus has since guided our success.

Our great team members and culture have allowed us to thrive. Building and enhancing our culture has been one of our key goals since 2001. Our work environment has received numerous awards, including being recognized by Fortune magazine in its annual list of the 100 Best Companies to Work For® for eight of the last nine years.

We have faced and overcome many challenges along the way, most recently the global pandemic. We transitioned from less than 25% of our team members working remotely prior to the pandemic to more than 95% of our team members working remotely shortly after the outset of the pandemic, which led to us adopting a “remote first” strategy to take advantage of the national talent pool and an increased rate of team member satisfaction. The pandemic also impacted the competitive market and economic market, and its ripple effects continue to impact us today.

Since our start, we have focused on the long-term success of the business. With our focus on economic profit, we have had an even greater focus on investing our capital wisely, which has consistently allowed us to earn a return on capital well above its cost, even in years when our loans performed worse than we expected. We have invested in our core business, and have used excess capital to repurchase stock, buying approximately 40 million shares from 1999 through 2022. Most notably, we have focused on applying the many lessons we have learned over the years to improve our product and our culture. 2022 was no exception.

TODAY

We continue to offer a product that provides enormous benefits to our dealers and their customers, and a culture that attracts talented people around the country to our Company and enables them to perform to their potential. Highlights of our team and culture include:

•Our exceptional leaders.
•The executive leadership team includes seven individuals who contributed to those past successes and two seasoned leaders new to Credit Acceptance. The team averages 17 years of experience at the Company. I have been with the Company for over 19 years, primarily as the Chief Financial Officer, and became the Chief Executive Officer in May 2021. Our Chief Sales Officer, Chief Analytics Officer, Chief Treasury Officer, Chief Operating Officer, and Chief People Officer each have been with the Company for over 20 years and our Chief Legal Officer has been with the Company for over 10 years. To further enhance our capabilities around engineering and technology, we hired a new Chief Marketing and Product Officer and a new Chief Technology Officer, both experienced leaders from outside the Company, in 2022.
•Our senior leadership team, which includes our executives, consists of 33 individuals with an average of 15 years of experience with our Company.
•Our mid-level leadership team consists of 235 individuals with an average of 9 years of experience with our Company. The experience, consistency, and business knowledge of these leaders are key advantages. Their dedication and energy have contributed to the Company’s success.
•Our values. We are grounded in our core values of PRIDE: Positive, Respectful, Insightful, Direct, and Earnest. About ten years ago, our team members were asked to describe our values and coined the phrase PRIDE. Those values were, and are, organic to our culture. They are fully integrated into our hiring processes, workplace, communications, and performance management.
•Our organizational health. We devote a large portion of our time to executing something we call organizational health—setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment, and providing the technology and processes required for operational excellence. We believe these dimensions position team members to produce their best work.
•Our environment. 95 percent of our team members considered Credit Acceptance to be a Great Place to Work® in 2022, according to a survey from the Great Place to Work Institute.

Today, consistent with how we addressed past macroeconomic challenges, we are leveraging our strengths to grow despite the ripple effects of the pandemic as described in the section entitled “Impact of Business Cycles on our Performance.” And consistent with our past operating principles, we use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term; we reinvest capital in the business, and we return that capital to shareholders through share repurchases to the extent we generate capital in excess of what is needed to fund and invest in the business, as described in the section entitled “Operating Principles.”

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Historically, the auto finance market has been sensitive to changes in access to capital. When access to capital decreased, competition in our market decreased. We thrived in such times, as demonstrated by our financial results in late 2007 through 2011 (the financial crisis triggered by the collapse of the housing market). We withstood the challenges, outperformed competitors, and positioned the Company to have access to capital. Conversely, when access to capital increased, competition in our market generally increased. In such times, we have applied strategies leveraging past lessons learned and our strengths (e.g., the ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance, and execute key functions consistently), which has allowed us to successfully maintain our business despite the tougher competition. This is demonstrated by the results we achieved in 2003 through 2007 and 2012 through 2022, when access to capital was readily available and competition increased. We have consistently maintained a margin of safety in the amount we advance to dealers, regardless of the cost of capital and the competitive environment. When volume per dealer has declined, we have generally succeeded in growing the business by increasing our dealer base.

The competitive environment and economic environment continued to present challenges for us throughout the majority of 2022. A combination of external events, however, appears to have led to an increased demand for our product during the second half of the year: interest rate volatility and concerns about the credit quality of subprime auto loans constrained the industry's access to capital and increased its cost; vehicle inventory, while still below pre-pandemic levels, increased, signaling the height of the vehicle supply shortages may be behind us; and industry reports reflected a return to a more normal payment status environment with a rising number of consumers falling behind on payments.

Economic and Competitive Cycles

Despite the industry challenges in 2022, competition in the market remained strong. The global pandemic brought an unprecedented challenge to our market. Starting in March 2020, we experienced a decline in the demand for our product as government authorities placed limits on economic activity in an effort to slow the spread of the virus. Those limits disrupted the supply chain, which led to a lack of computer chips needed for new vehicles. That, in turn, created vehicle shortages and drove up vehicle prices, including for used vehicles, throughout 2020, 2021, and 2022.

The percentage of used loan originations attributable to customers with subprime credit scores (the primary category of consumer to which our financing programs are made available by dealers) declined significantly from 2018 to 2022, according to industry data available from Experian®. Although vehicle values continued to increase from 2021 to 2022, Experian® data shows they increased more modestly than from the prior period, 2020 to 2021. As I stated earlier, our product allows dealers to make incremental sales. However, dealers generally make higher profits on higher credit quality and cash customers. Given limited vehicle inventory and increasing consumer credit scores, dealers were more likely to sell to higher credit quality and cash customers instead of those with subprime credit scores who are financing their transactions. This resulted in reduced demand for our product, beginning in March 2020 through the first half of 2022, except during periods of government stimulus payments, which had a significant positive impact on our business.

Starting in the third quarter of 2022, we saw signs suggesting the height of the vehicle shortage may be behind us. Vehicle inventory held by our dealers increased slightly. Selling prices of vehicles at auction declined slightly in the third and fourth quarters of 2022. Simultaneously, we experienced year-over-year increased demand for our product during that time. Our loan unit volume increased in the third quarter of 2022 by 29.3% compared to the third quarter of 2021, and 25.6% in the fourth quarter of 2022 when compared to the fourth quarter of 2021. The number of active dealers2 and the average unit volume per active dealer increased quarter-over-quarter during those periods as well.

Our loan performance, like others in the industry, significantly exceeded our expectations during the first quarter of 2022, which was the continuation of a trend that began in the second half of 2020. Loan performance improved markedly following the distribution of federal stimulus payments and enhanced unemployment benefits. As a result of the elevated loan performance sustained over this period, the forecasted profitability of consumer loans assigned in 2018 through 2020 was significantly better than our initial estimates.

Loan performance began to moderate in the second quarter of 2022 following a period of rising inflation, the lapse of federal stimulus payments, and the lapse of enhanced unemployment benefits.

As inflation remained elevated in the second half of 2022, industry reports reflected a rising number of consumers were falling behind on payments. According to Experian®, the percentage of auto loans 30 days delinquent are near pre-pandemic levels, and the percentage of auto loans 60 days delinquent surpassed pre-pandemic levels through year-end of 2022. While our loan performance was below our expectations during the last three quarters of 2022, the level of underperformance was modest. During 2022, we reduced our estimate of future cash flows by 0.7% as a result of loan performance.

Presently, we see some signs of economic deterioration. The intensity of competition appears to have lessened, inflation continues to be elevated, and delinquencies are increasing. The current competitive and economic cycles have some similarities with the economic downturn that began to unfold in 2007. 2007 was also a period of intense competition within our industry. Loans originated during highly competitive periods tend to perform worse. From April 2008 through October 2009, the national unemployment rate increased to 10.0% from 5.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model. While we did experience deterioration in our loan performance, it was modest. During that time, our adjusted net income per share (diluted) grew 34.3% in 2008 and 48.5% in 2009. In comparison, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. Because our
2 Active dealers are dealers who have received funding for at least one consumer loan during the period.

competitors have generally targeted low levels of per loan profitability and have used debt much more extensively than we have, adverse changes in the economic environment have historically had a much more damaging impact on their results than on ours.

But unlike the economic downturn beginning in 2007, the unemployment rate as of December 2022 was low and comparable to pre-pandemic levels. And while the Federal Reserve continued to raise interest rates throughout 2022 to help combat inflation, prices remain high, with overall prices up 6.4% year-over-year. New vehicle prices were up 5.9% year-over-year, down from their peak of 12.6% in May 2022. We continue to monitor the impact of high inflation on loan performance.

Access To Capital

Supply shortages, government stimulus payments to consumers, and increased unemployment payments during the pandemic created an imbalance in the supply and demand relationship leading to higher prices for a broad spectrum of goods and services. The Federal Reserve sought to combat this decades-high inflation spike, but interest rate volatility and concerns about the credit quality of subprime auto loans constrained the industry’s access to capital and increased its cost. The Federal Reserve increased the federal funds rate multiple times throughout 2022 in an effort to curb inflation. By the end of 2022, this increased the cost of capital for borrowers.

We have applied lessons from the past to best position the Company if access to capital becomes limited. The capital markets became less accessible as 2008 progressed. As a result, we began to slow originations growth through pricing changes. During 2009, we continued to slow originations based on the capital we had available. We originated 21.2% less, in dollar volume, than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Since 2009, we have taken several steps to improve our position: We have (1) completed six offerings of senior notes with terms of 5 to 8 years, two series of which are currently outstanding and which provide us with $800.0 million of long-term-debt capital; (2) lengthened the terms of certain of our asset-backed financings to over three years; and (3) increased our revolving credit facilities to $1.6 billion currently from $540.0 million at the end of 2009. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times and renew these facilities well before they mature. Although the capital markets have remained volatile, we recently secured $400.0 million in new asset-backed financing and have $1.5 billion of unused capacity available.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt, and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability. These steps greatly improve our ability to fund new loans should capital markets become inaccessible.

OPERATING PRINCIPLES

Economic Profit

We use a financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital. To the extent we generate capital in excess of what we believe is needed to maximize Economic Profit, we focus on maximizing Economic Profit per share (diluted) through our share repurchases approach outlined below. In the "Supplemental Financial Results" section following this letter, we detail our past Economic Profit and Economic Profit per share (diluted) performance.

Investments in the Business

We are investing in our business to make our product more valuable and prepare for future growth. We increased the size of our Analytics, Product, and Engineering teams by 57% in 2022, so they now represent 63% of our corporate support team members. This group of over 600 engineers, product managers, designers, and data scientists, builds technologies that power our business and provide life-changing opportunities for our dealers and their customers. By becoming a “remote first” organization, we have been able to hire throughout the United States and compete for the best talent. I would like to highlight a couple changes that we believe will make a positive impact.

First, we increased our commitment to engineering and technology to enhance our product and transform our technology systems to be more dealer- and customer-focused. The impact of technology on our business is significant. We hired a new Chief Marketing and Product Officer, Andrew Rostami, in April 2022. Andrew's role is to help drive future innovation in the ways we interact with and support our customers, both dealers and consumers, and to study the market to ensure that our customers’ needs are understood. His role also includes building and maintaining our corporate brand to increase customer satisfaction and make progress toward our Company goals. To support these efforts, in October 2022, we hired a Vice President of Product who has 25 years of experience in product management and strategy at both fast-moving start-ups and large enterprises. We also hired a Vice President of Marketing in September 2022 with almost 20 years of comprehensive marketing experience, including acquisition, engagement, marketing technology infrastructure, and brand management.

We also hired a new Chief Technology Officer, Ravi Mohan, in October 2022. Ravi is responsible for the technologies that support our team members, dealers, and consumers—driving the successful implementation and updates of the tools that grow the business, as well as providing services and products that help us meet our strategic Company goals. We expanded our Engineering team by 217 team members and contractors last year.

Second, through these difficult times, we have remained committed to changing the lives of our dealers and consumers through our innovative products and solutions. This, in turn, impacts the lives of team members and shareholders. Our three “Changing Lives” teams remain focused on improving the experience of dealers, consumers, and team members. We believe these teams will help us increase our ability to improve the experience of these three constituents, which will lead to shareholder success.

With regard to our dealers, in 2020, we began piloting enhancements to our financing programs for consumers with higher credit ratings. These enhancements were rolled out broadly in the second half of 2021. The Company further enhanced its financing options for dealers in 2022, in order to provide dealers with more competitive deal structures and advances and offer more favorable interest rates for qualifying customers.

With regard to our customers, we focused on the “voice of the customer” by gathering information from our customers through multiple channels to continue to understand their evolving needs. We closed the year by piloting a new mobile app for our customers, and invited all customers to use the app in early 2023. Our customers appeared to be enthusiastic about the initial invitation, clicking through to access the app at a rate which significantly exceeded industry benchmarks.

With regard to our team members, we focused on enhancing our remote first work environment so our team members thrive, and continuing the development of our leaders and team members to improve engagement and performance. Improving our culture included a renewed focus on mental health and wellbeing; an emphasis on purpose and connection; and establishing routine ways for all Company leaders to come together remotely and in-person.

Share Repurchases

To the extent we generate capital in excess of what’s needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases as we have done in the past. We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of estimated future cash flows). As long as the share price is at or below our estimate of intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, share repurchases enable shareholders to increase their ownership, receive cash, or do both based on their individual circumstances and view of the value of a Credit Acceptance share—they do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase. A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 40 million shares at a total cost of $4.8 billion. We actively repurchased shares in 2021 and 2022 as the pandemic resulted in conditions where we had significant excess capital and our share price was trading at or below our estimate of intrinsic value. During 2021, we repurchased approximately 2.9 million shares, which represented 16.8% of the shares outstanding at the beginning of the year, at a total cost of $1.5 billion. During 2022, we repurchased approximately 1.5 million shares, which represented 10.4% of the shares outstanding at the beginning of the year, at a total cost of $0.8 billion.

At times, it may appear that we have excess capital, but we won’t be active in repurchasing our shares. This can occur for several reasons. First, the assessment of our capital position involves a high degree of judgment. We need to consider future expected capital needs and the likelihood that this capital will be available. Simply put, when our debt-to-equity ratio falls below the normal trend line, it doesn’t necessarily mean we have concluded that we have excess capital. Our first priority is always to make sure we have enough capital to fund our business, and such assessments are always made using what we believe are conservative assumptions. Second, we may have excess capital but conclude our shares are overvalued relative to intrinsic value or are trading at a level where we believe it’s likely they could be purchased at a lower price at some point in the future. The assessment of intrinsic value is also highly judgmental. The final reason we may be inactive in repurchasing shares, when we have excess capital at a time when the share price is attractive, is that we are in possession of what we believe to be material information that has not yet been made public. During such periods, we suspend our share repurchases until the information has been publicly disclosed.

Unless we disclose a different intention, shareholders should assume we are following the approach outlined in this section. Our priority is to fund the business. If we conclude we have excess capital, we will return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

LITIGATION AND REGULATORY MATTERS

Shareholders should consider how the litigation and regulatory landscape may impact their investment in the Company. Since the Company is engaged in active litigation, it is a topic that I am unable to discuss in this letter in much detail. With that qualification, and it is a significant one, I will share the following.

First, there are state and federal laws and regulations governing virtually every facet of the auto finance industry. We have a comprehensive compliance management system to oversee compliance with those laws. We first documented this system in 2002 and have enhanced it over time. We believe it is among the best in the industry. Ultimately, we strive to do what is right and are dedicated to working with dealers to help change lives of consumers through our product.

Second, we have observed that the regulatory landscape has changed dramatically over the last several years. Certain regulators are increasingly likely to move toward enforcement actions or litigation rather than work through perceived differences. Regulatory expectations are not always communicated clearly, and companies do not always get credit for strong internal controls. A regulatory environment where laws are not consistently and fairly applied to regulated entities is challenging.

To manage this risk, we closely follow how agencies, such as the Consumer Financial Protection Bureau (CFPB or Bureau), state attorneys general, and financial services regulators, are interpreting the existing laws through their blog posts, circulars, changes to exam manuals, consent orders, and enforcement actions, and adjust our policies and procedures as we believe are necessary.

We support the mission of agencies such as the CFPB, which was created "to implement and, where applicable, enforce Federal consumer financial law consistently for the purpose of ensuring all consumers have access to markets for consumer financial products and services and that markets for consumer financial products and services are fair, transparent, and competitive.” However, we speak up—and defend ourselves—where we believe that an agency has overstepped its bounds or has unfairly accused us of violating the law.

Because we have a matter in active litigation, we must let our court filings speak for themselves. But we certainly agree with the sentiment expressed by a witness from our trade association, the American Financial Services Association, who recently observed, in testimony before a congressional committee, that: “[i]nstead of making a concerted effort to protect the American consumer, the Bureau has ignored economics, legislation, bad actors, and its own rulemaking process and instead pursued polices that will limit consumer credit access. When this occurs, those Americans most in need of financial help will be the ones hurt.”

Our public disclosures include four pending regulatory matters, with one of those being in litigation. We have closed six previously disclosed matters since 2014 without any material changes to the Company. The first of these matters started in mid-2014, which means we have been subject to almost continuous scrutiny for the last nine years. We have responded to informational requests on almost every aspect of our business and produced millions of pages of documents to support those responses.

As I stated above, there isn’t much I can say about the ongoing matters other than that our intention is to seek common ground where we can and defend ourselves vigorously when a compromise is unavailable. We take these matters seriously and they have our full attention.

A Final Note

As mentioned earlier, Don Foss, our Founder, our CEO for almost 30 years, and our Chairman of the Board for 45 years, passed away last year. I was fortunate to be able to interact with Don during my career here. Don was so different than my preconceived notion of what a guy, who started with a small, dirt car lot and became one of the largest, most successful car dealers of all time, would be like. I expected the stereotypical slick, fast-talking salesman. But instead, he was a quiet, thoughtful, sort of fatherly guy. He didn’t talk often, but when he did, I made sure to pay attention, as it was generally very insightful. While he enjoyed the sales process, he was always looking to the future. He would say, “I was trying to build a business, not sell a car.” This long-term thinking has been ingrained in the culture of our Company and has greatly contributed to our success. Don was a wonderful person who touched so many people both individually and through his businesses. When we were a smaller company, we used to have a dealer convention and Don was a celebrity to so many. Dealers would stand in line to have the opportunity to meet him and tell him thanks. Team members adored him as well. Before he passed, we put a book together with messages from team members that spanned over 22 pages and was filled with many heartfelt thank yous. He is missed.

Kenneth S. Booth
Chief Executive Officer
March 30, 2023

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 42 of our Annual Report on Form 10-K for the year ended December 31, 2022.

KEY OPERATING RESULTS

At the simplest level, our business success is largely determined by how many loans we originate and how those loans perform.

Unit Volume

The following table summarizes the growth in number of loans, or unit volume, over the last 20 years:

	Unit volume	Year-to-year change
2003	61,445
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%
2021	268,730	-21.4%
2022	280,467	4.4%

Compound annual growth rate 2003–2022		8.3%

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables over the last 20 years:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2003	950		64.7
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
2021	11,410	-10.1%	23.6	-12.3%
2022	11,901	4.3%	23.6	0.0%

Compound annual growth rate 2003–2022		14.2%		-5.2%
As the table shows, the gain in unit volume since 2003 has resulted, in most years, from an increase in the number of active dealers partially offset by a reduction in volume per dealer. Prior to the pandemic and resulting vehicle shortages, we faced two challenges in growing unit volume. First, increased competition was making it more difficult to enroll new dealers and more difficult to retain those who had already enrolled, since they had more alternatives to choose from. In addition, increased competition was putting downward pressure on volume per dealer. Second, as the number of active dealers increased, it became harder to grow at the same rate. The impact of these challenges is apparent starting in 2017. After strong growth each year from 2011 to 2016, active dealer growth slowed each year from 2017 to 2019. The number of active dealers declined in 2020 and 2021 as a result of the pandemic and increased modestly during 2022.

Loan Performance

The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the amount we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for that loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the initial loan term or the amount of the down payment received from the customer. We developed our first credit scorecard in 1998, which we have revised periodically as we identified new trends through our evaluation of variances in expected collection rates. A credit scorecard that is accurate across a population of loans allows us to properly price new loan originations, which improves the probability that we will realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we can assess the accuracy of that initial forecast.

The following table compares our December 31, 2022 forecast of loan performance with our initial forecast, segmented by year of origination:

	December 31, 2022 forecast	Initial forecast	Variance
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.7%	72.5%	2.2%
2012	73.7%	71.4%	2.3%
2013	73.5%	72.0%	1.5%
2014	71.7%	71.8%	-0.1%
2015	65.2%	67.7%	-2.5%
2016	63.8%	65.4%	-1.6%
2017	64.7%	64.0%	0.7%
2018	65.2%	63.6%	1.6%
2019	66.6%	64.0%	2.6%
2020	67.8%	63.4%	4.4%
2021	66.2%	66.3%	-0.1%
2022	66.3%	67.5%	-1.2%

Average	70.3%	69.3%	1.0%

Loan performance can be explained by a combination of internal and external factors. Internal factors, among other things, include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors, among other things, include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact consumers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection, as it relates to our market, refers to an inverse correlation between the number of lenders that are competing for the loan and the accuracy of an empirical scorecard. Said another way, without any competition it is easier to build a scorecard that accurately assesses expected collections across a population of loans based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors, and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 20-year period shown in the table above, our loans have performed on average 100 basis points better than our initial forecasts. Loans originated in eight of the 20 years have yielded actual collection results worse than our initial estimates. What is noteworthy, however, is that the underperformance was modest. As a result, loans originated in those eight years were still profitable, even though they performed worse than we had forecast.

We have understood for many years that expecting to predict the performance of our loans with exacting precision is not realistic. For this reason, we have made it a priority to maintain a margin of safety so that, even if our forecasts prove to be optimistic, our loans, on average, will still be profitable. Because of this approach, we believe we can withstand a significant deterioration in loan performance and still have an opportunity to move forward and create significant value for our shareholders.

SUPPLEMENTAL FINANCIAL RESULTS

GAAP Results

The table below summarizes our results over the last 20 years under accounting principles generally accepted in the United States of America (GAAP):

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
2003	$0.57		7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
2021	$59.52	153.6%	43.3%
2022	$39.32	-33.9%	32.7%
Compound annual growth rate 2003–2022		23.6%
Average annual return on equity 2003–2022			29.8%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

Over the last 20 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 23.6%, with an average annual return on equity of 29.8%.

Last year, GAAP net income per share (diluted) decreased 33.9% to $39.32, with a return on equity of 32.7%. The decrease was primarily due to a change in loan performance, which moderated in 2022 after significantly exceeding expectations in 2021 following the distribution of federal stimulus payments and enhanced unemployment benefits. The “Adjusted Results” section below explains our financial results after considering the impact of the current expected credit loss (CECL) accounting standard and other accounting-related items.

Adjusted Results

Our business model is different from that of a typical lender and doesn’t fit neatly into GAAP. The adoption of CECL at the beginning of 2020 means we have now been required to use three different GAAP accounting methods over the period we have been public, even though our business hasn’t materially changed during that time. In 1992, the year we became a public company, we accounted for our business as a lender to consumers. In 2005, our external auditors decided we were a lender to dealers, which required different accounting. CECL is now the latest new methodology we are required to use. Unfortunately, none of the three GAAP methods results in financial statements that are consistent with how we think about our business. To solve this problem, we began reporting adjusted results using an accounting method that we believe is simple to understand, is consistently presented, and matches the economics of our business. To explain this method, some additional background is needed.

Most of the automobile dealers we enroll receive two types of payments from us. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we recognize over the life of a loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest, and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

For our adjusted financial results, we recognize finance charge revenue on a level-yield basis. That is, the amount of finance charge revenue recognized in a given period, divided by the loan asset, is a constant percentage. Since the future cash flows from a loan are not known with certainty, we use statistical models to forecast the amount of cash flows from each loan. Our finance charge revenue is recorded based on these estimates. As the estimates change, we adjust the yield. This method produces financial results that we believe are a close approximation of the actual economics of our business.

While our adjusted methodology is simple and closely represents the actual economics of our business, we do not believe that our GAAP financial results provide sufficient transparency into the economics of our business. To explain this, we will focus on the current GAAP methodology as our two prior GAAP methodologies have been discussed in previous years. As noted earlier, the current required GAAP methodology is called CECL. Like the adjusted methodology described above, CECL requires a level-yield approach for recognizing finance charge revenue. However, the yield under CECL is not the yield that we expect to earn on the loan. Instead, the yield is what we would earn if every payment were received according to the contractual terms of the loan, a figure much higher than what we actually expect to earn. Based on this alone, you might expect CECL to overstate our profitability. But CECL, like any accounting standard, doesn’t change the total amount of income recorded, it only changes the timing. Eventually, the true cash profits and the accounting profits need to match.

To arrive at a result that eventually matches the cash profit, CECL requires us to offset the additional revenue that it causes to be recorded over the life of the loan with an additional expense in an equivalent amount. The expense is recorded as a provision for credit losses at the time the loan is originated. Since no revenue has yet been recorded, this means that under CECL, our financial statements reflect an initial loss on each loan we originate, a result which does not match the economics of the transaction.

CECL also differs from our adjusted methodology in the way it treats changes in expected cash flows. As mentioned above, for the adjusted results, we treat those changes as yield adjustments. In contrast, CECL treats changes in expected cash flows as a current-period expense (for unfavorable changes) or reversal of expense (for favorable changes). The combination of the three CECL-required steps—(1) recording a large expense at loan inception, (2) recording finance charge revenue at a yield higher than the yield we expect to earn, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. The floating yield adjustment in the tables below addresses all three of these issues by eliminating the provision for credit losses recorded in our GAAP statements and modifying GAAP-based finance charges so the yield is equal to the one we expect to earn on the loan.

The tables below show net income and net income per share (diluted) for the last 20 years on both a GAAP and an adjusted basis. Besides the floating yield adjustment, the tables include several other categories of adjustments that are generally less material. The notable exception is the income tax adjustment in 2017, which reverses the one-time benefit arising from the 2017 Tax Cuts and Jobs Act. While the benefit recorded in 2017 represented a real cash savings due to the reduction in income tax rates, we reversed it for adjusted net income as we prefer to measure the performance of the business using consistent tax rates. To that end, we calculated adjusted net income using a 37% tax rate for 2003–2017 and a 23% tax rate for 2018–2022. The other, less-material adjustments are explained in prior-year CEO shareholder letters.

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	39.6%
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	21.1%
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	-2.4%
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	9.4%
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	14.0%
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	16.4%
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	10.9%
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	38.7%
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	18.7%
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	4.2%
2021	$958.3	$(142.0)	$(2.1)	$12.6	$—	$826.8	20.5%
2022	$535.8	$174.2	$(2.1)	$12.2	$—	$720.1	-12.9%
Compound annual growth rate 2003–2022							16.8%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Senior notes adjustment per share (diluted)	Income tax adjustment per share (diluted)	Other adjustments per share (diluted)	Adjusted net income per share (diluted)	Year-to-year change
2003	$0.57	$0.03	$—	$0.13	$0.13	$0.86
2004	$1.40	$—	$—	$(0.04)	$(0.09)	$1.27	47.7%
2005	$1.85	$(0.06)	$—	$—	$(0.18)	$1.61	26.8%
2006	$1.66	$0.01	$—	$(0.05)	$0.13	$1.75	8.7%
2007	$1.76	$0.11	$—	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$—	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$—	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$—	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$—	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$—	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$0.56	$(0.04)	$—	$12.17	17.7%
2015	$14.28	$0.62	$(0.10)	$(0.03)	$—	$14.77	21.4%
2016	$16.31	$1.37	$(0.10)	$0.09	$—	$17.67	19.6%
2017	$24.04	$1.74	$(0.11)	$(5.23)	$—	$20.44	15.7%
2018	$29.39	$(1.25)	$(0.13)	$0.38	$—	$28.39	38.9%
2019	$34.57	$0.01	$(0.04)	$0.16	$—	$34.70	22.2%
2020	$23.47	$14.45	$0.22	$0.12	$—	$38.26	10.3%
2021	$59.52	$(8.82)	$(0.13)	$0.78	$—	$51.35	34.2%
2022	$39.32	$12.79	$(0.16)	$0.90	$—	$52.85	2.9%
Compound annual growth rate 2003–2022							24.2%

As the second table shows, adjusted net income per share (diluted) increased 2.9% in 2022. Since 2003, adjusted net income per share (diluted) has increased at a compounded annual rate of 24.2%. The growth in net income per share (diluted) last year was attributable to a decrease in our weighted average diluted shares outstanding, partially offset by a decrease in adjusted net income. Our weighted average diluted shares outstanding decreased 15.4% primarily due to share repurchases, while adjusted net income decreased 12.9% primarily due to a decline in the average balance of our loan portfolio.

Economic Profit

We use a non-GAAP financial measure called Economic Profit to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital.

The following table summarizes Economic Profit for 2003–2022:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2003	$37.4	$(34.5)	$2.9
2004	$52.2	$(34.4)	$17.8	513.8%
2005	$63.2	$(34.5)	$28.7	61.2%
2006	$61.7	$(29.6)	$32.1	11.8%
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%
2021	$826.8	$(252.7)	$574.1	21.8%
2022	$720.1	$(243.5)	$476.6	-17.0%

Compound annual growth rate 2003–2022				30.8%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas over the last 20 years:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2003	$437.5	9.7%	9.0%	0.7%
2004	$483.7	12.3%	8.6%	3.7%
2005	$523.4	13.7%	8.3%	5.4%
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%
2021	$7,078.4	13.5%	5.4%	8.1%
2022	$6,466.1	13.2%	5.8%	7.4%

Compound annual growth rate 2003–2022	15.2%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

From 2003 to 2011, Economic Profit improved as a result of growth in average capital, higher returns on capital and lower costs of capital. In 2003, our return on capital was 9.7%. In 2011, as a result of a favorable competitive environment, it was 16.8%. Since 2011, almost all of the growth in Economic Profit has occurred from increasing average capital. In each year from 2011 through 2017, the return on capital declined as competition returned to our market. The trend reversed in 2018 as our return on capital improved, by 130 basis points, due to a change in the federal tax rate. In 2020, our return on capital declined by 90 basis points due to the impact of COVID-19 on loan performance. With hindsight, our downward forecast adjustment recorded in the first quarter of 2020 was too large. In 2021, much of the 170-basis point improvement in our return on capital was due to increased collections and improvement in our forecast.

In 2022, Economic Profit decreased as a result of a decline in average capital, a higher cost of capital and a lower return on capital.

There are several additional points worth mentioning. First, we grew adjusted average capital each year from 2004 to 2021. The growth was a direct result of our success in growing the number of active dealers. While variables like volume per dealer and contract size impact adjusted average capital growth as well, the trend in the number of active dealers tells us much of what we need to know to understand the trajectory of our business. Growing the number of active dealers makes future Economic Profit growth likely. If we are unable to grow the number of active dealers, Economic Profit growth will likely stall. This is important since in 2020 and 2021, the number of active dealers declined. While the pandemic and related vehicle shortages contributed to this decline, the downturn follows a trend of decelerating growth which began in 2017 after strong growth each year from 2011 to 2016. In 2022, we were once again able to grow the number of active dealers. However, growth was modest and the number of active dealers in 2022 was below pre-pandemic levels.

Second, while the return on capital has been volatile, expenses as a percentage of adjusted average capital have declined for 13 of the last 16 years, to 6.6% in 2022 from 15.1% in 2006. This underscores the importance of growing average capital. As long as the return on incremental capital invested exceeds the cost of that capital, growing average capital increases Economic Profit directly. In addition, growing average capital improves the return on capital by reducing the impact of expenses, since a portion of our expenses is fixed. The volatility in the return on capital is primarily due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Third, as described previously in the section entitled “Operating Principles”, to the extent we generate capital in excess of what’s needed to fund and re-invest in the business, we will return that capital to shareholders through share repurchases. During 2021 and 2022, we used excess capital to actively repurchase shares rather than growing loan volume through pricing changes at lower profitability. During 2021, we repurchased approximately 2.9 million shares, which represented 16.8% of the shares outstanding at the beginning of the year, at a total cost of $1.5 billion. During 2022, we repurchased approximately 1.5 million shares, which represented 10.4% of the shares outstanding at the beginning of the year, at a total cost of $0.8 billion. Over the long term, our share repurchase program has enabled us to grow Economic Profit per share (diluted) at higher rate than Economic Profit. Likewise, over the long term, we have grown adjusted net income per share (diluted) at higher rate than adjusted net income. Shares repurchased during 2021 and 2022 enabled us to minimize the per share impact of the declines in Economic Profit and adjusted net income in 2022.

The following table summarizes Economic Profit per share (diluted) for 2003–2022:1

($ in millions)	Economic Profit per share (diluted)	Year-to-year change in Economic Profit per share
2003	$0.07
2004	$0.43	514.3%
2005	$0.73	69.8%
2006	$0.91	24.7%
2007	$1.11	22.0%
2008	$1.51	36.0%
2009	$2.50	65.6%
2010	$3.76	50.4%
2011	$5.38	43.1%
2012	$6.23	15.8%
2013	$7.21	15.7%
2014	$8.25	14.4%
2015	$10.32	25.1%
2016	$12.09	17.2%
2017	$13.14	8.7%
2018	$17.43	32.6%
2019	$22.80	30.8%
2020	$26.28	15.3%
2021	$35.66	35.7%
2022	$34.98	-1.9%

Compound annual growth rate 2003–2022	38.7%

1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

Over the last 20 years, Economic Profit per share (diluted) has grown at a compounded annual rate of 38.7% while Economic Profit has grown at a compounded annual rate of 30.8%. Last year, Economic Profit per share (diluted) declined 1.9% while Economic Profit declined 17.0%.

EXHIBIT A
Reconciliation of GAAP Financial Results to Non-GAAP Measures

($ in millions)	GAAP net income	Floating yield adjustment	Senior notes adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2003	$24.7	$1.4	$—	$5.7	$5.6	$37.4	$(34.5)	$2.9
2004	$57.3	$(0.1)	$—	$(1.8)	$(3.2)	$52.2	$(34.4)	$17.8
2005	$72.6	$(2.2)	$—	$0.1	$(7.3)	$63.2	$(34.5)	$28.7
2006	$58.6	$0.4	$—	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$—	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$—	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$—	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$—	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$—	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$—	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$12.5	$(1.0)	$—	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(2.0)	$(0.8)	$—	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$(2.1)	$1.8	$—	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(2.1)	$(102.4)	$—	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$(2.5)	$7.4	$—	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$(0.8)	$2.9	$—	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$4.0	$2.1	$—	$686.3	$(215.0)	$471.3
2021	$958.3	$(142.0)	$(2.1)	$12.6	$—	$826.8	$(252.7)	$574.1
2022	$535.8	$174.2	$(2.1)	$12.2	$—	$720.1	$(243.5)	$476.6

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted average capital invested
2003	$430.3	$7.9	$—	$1.7	$—	$(2.4)	$437.5
2004	$476.5	$8.7	$—	$1.8	$—	$(3.3)	$483.7
2005	$519.4	$7.5	$—	$1.0	$—	$(4.5)	$523.4
2006	$548.0	$5.5	$—	$2.0	$—	$(7.0)	$548.5
2007	$706.1	$8.2	$—	$1.7	$—	$(5.9)	$710.1
2008	$960.7	$13.8	$—	$2.9	$—	$(2.4)	$975.0
2009	$983.6	$13.2	$—	$2.9	$—	$(1.0)	$998.7
2010	$1,057.3	$5.2	$—	$12.2	$—	$(0.5)	$1,074.2
2011	$1,346.0	$9.4	$—	$16.0	$—	$(0.3)	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$—	$—	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$—	$—	$2,049.2
2014	$2,324.8	$6.7	$(7.0)	$13.6	$—	$—	$2,338.1
2015	$2,792.8	$7.0	$14.7	$17.4	$—	$—	$2,831.9
2016	$3,513.1	$29.6	$12.7	$16.6	$—	$—	$3,572.0
2017	$4,200.2	$51.6	$10.6	$18.1	$(4.1)	$—	$4,276.4
2018	$5,425.8	$80.8	$9.7	$22.4	$(117.8)	$—	$5,420.9
2019	$6,399.2	$66.2	$0.6	$24.7	$(118.5)	$—	$6,372.2
2020	$6,874.7	$287.6	$5.5	$26.7	$(118.5)	$—	$7,076.0
2021	$6,914.1	$243.0	$10.8	$29.0	$(118.5)	$—	$7,078.4
2022	$6,302.3	$250.8	$8.7	$22.8	$(118.5)	$—	$6,466.1
1Average capital invested is defined as average debt plus average shareholders’ equity.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP return on capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted return on capital
2003	6.9%	0.2%	0.0%	0.0%	1.3%	1.3%	9.7%
2004	13.5%	-0.3%	0.0%	0.0%	-0.3%	-0.6%	12.3%
2005	15.6%	-0.6%	0.0%	0.0%	0.0%	-1.3%	13.7%
2006	13.3%	-0.1%	0.0%	0.0%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	0.0%	0.0%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.0%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	0.0%	0.0%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	0.0%	-0.2%	-1.0%	0.0%	17.7%
2011	16.7%	0.4%	0.0%	-0.2%	-0.1%	0.0%	16.8%
2012	15.1%	-0.1%	0.0%	-0.1%	-0.2%	0.0%	14.7%
2013	14.5%	-0.2%	0.0%	-0.1%	-0.1%	0.0%	14.1%
2014	13.1%	-0.3%	0.5%	-0.1%	0.0%	0.0%	13.2%
2015	12.5%	0.4%	-0.1%	-0.1%	0.0%	0.0%	12.7%
2016	11.3%	0.7%	-0.1%	0.0%	0.0%	0.0%	11.9%
2017	13.0%	0.7%	-0.1%	-0.1%	-2.3%	0.0%	11.2%
2018	12.8%	-0.6%	-0.1%	0.0%	0.4%	0.0%	12.5%
2019	12.6%	-0.1%	0.0%	0.0%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.0%	0.0%	0.2%	0.0%	11.8%
2021	15.7%	-2.5%	0.0%	-0.1%	0.4%	0.0%	13.5%
2022	10.6%	2.2%	0.0%	0.0%	0.4%	0.0%	13.2%

1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Senior notes adjustment	Deferred debt issuance adjustment[2]	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[3]
2003	9.0%	0.0%	0.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	0.0%	0.0%	8.6%
2005	8.3%	0.0%	0.0%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	0.0%	0.0%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	0.0%	0.0%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	0.0%	0.0%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	0.0%	-0.1%	-0.1%	0.0%	6.2%
2019	6.0%	0.1%	0.0%	0.0%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	0.0%	0.0%	-0.1%	0.0%	5.2%
2021	5.3%	0.2%	0.0%	0.0%	-0.1%	0.0%	5.4%
2022	5.6%	0.4%	0.0%	0.0%	-0.2%	0.0%	5.8%

1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
2The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption by the Financial Accounting Standards Board of Accounting Standards Update (ASU) No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.
3The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

	GAAP net income per share (diluted)	Non-GAAP adjustments per share (diluted)[1]	Adjusted net income per share (diluted)	Imputed cost of equity per share (diluted)	Economic Profit per share (diluted)
2003	$0.57	$0.29	$0.86	$(0.79)	$0.07
2004	$1.40	$(0.13)	$1.27	$(0.84)	$0.43
2005	$1.85	$(0.24)	$1.61	$(0.88)	$0.73
2006	$1.66	$0.09	$1.75	$(0.84)	$0.91
2007	$1.76	$0.22	$1.98	$(0.87)	$1.11
2008	$2.16	$0.50	$2.66	$(1.15)	$1.51
2009	$4.62	$(0.67)	$3.95	$(1.45)	$2.50
2010	$5.67	$(0.32)	$5.35	$(1.59)	$3.76
2011	$7.07	$0.23	$7.30	$(1.92)	$5.38
2012	$8.58	$(0.13)	$8.45	$(2.22)	$6.23
2013	$10.54	$(0.20)	$10.34	$(3.13)	$7.21
2014	$11.92	$0.25	$12.17	$(3.92)	$8.25
2015	$14.28	$0.49	$14.77	$(4.45)	$10.32
2016	$16.31	$1.36	$17.67	$(5.58)	$12.09
2017	$24.04	$(3.60)	$20.44	$(7.30)	$13.14
2018	$29.39	$(1.00)	$28.39	$(10.96)	$17.43
2019	$34.57	$0.13	$34.70	$(11.90)	$22.80
2020	$23.47	$14.79	$38.26	$(11.98)	$26.28
2021	$59.52	$(8.17)	$51.35	$(15.69)	$35.66
2022	$39.32	$13.53	$52.85	$(17.87)	$34.98

1 Non-GAAP adjustments per share include a summation of adjustments made to calculate adjusted net income per share. See page 20 for additional detail on these adjustments.